Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Tiffany Kanaga (765) 740-0314 or tiffany.kanaga@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Fourth Quarter and Full Year 2025 Results
Raising 2026 Innovation Target; Full Year 2026 Guidance of 4%-6% Organic Constant Currency Revenue Growth, 6%-9% Adjusted EBITDA Growth In Line with Investor Day Outlook
•Fourth Quarter 2025 Financial Results:
◦Revenue of $1,144 million, increased 12% on a reported basis; 9% in organic constant currency
◦Reported Net Loss of $276 million, Adjusted Net Income of $64 million
◦Adjusted EBITDA of $189 million; Adjusted EBITDA Margin of 16.7%
◦Reported EPS of $(0.56), Adjusted EPS of $0.13
•Full Year 2025 Financial Results:
◦Exceeded innovation revenue target at $892 million; delivered all 'Big 6' blockbuster potential products by the end of 2025 with Befrena approval in Q4 2025
◦Revenue of $4,715 million, increased 6% on a reported basis and 7% in organic constant currency
◦Reported Net Loss of $232 million, Adjusted Net Income of $473 million
◦Adjusted EBITDA of $901 million; Adjusted EBITDA Margin of 19.2%
◦Reported EPS of $(0.47), Adjusted EPS of $0.94
◦Net leverage ratio of 3.6x Adjusted EBITDA
•Full Year 2026 Guidance:
◦Raising innovation revenue target to $1.15 billion
◦Revenue of $4,950 million to $5,020 million, or 4% to 6% organic constant currency growth
◦Adjusted EBITDA of $955 million to $985 million, an increase of 8% at midpoint
◦Adjusted EPS of $1.00 to $1.06, an increase of 10% at midpoint
◦Year-end net leverage ratio target of 3.1x to 3.3x
◦In line with three-year outlook introduced at December Investor Day, outlining mid-single digit top-line organic constant currency growth, high-single digit Adjusted EBITDA growth, and low double-digit Adjusted EPS growth

Indianapolis, IN (February 24, 2026) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the fourth quarter and full year 2025 and provided initial guidance for both the first quarter and full year 2026.

"Elanco delivered significant progress across our strategic priorities of growth, innovation, and cash in 2025," said Jeff Simmons, President and CEO of Elanco. "We achieved a strong fourth quarter with 9% organic constant currency revenue growth, marking our 10th consecutive quarter of underlying growth. Importantly, 2025 growth was high quality, spanning all four business quadrants, with contributions from price and volume, and with nine of our top 10 largest countries growing. Our innovation continues to exceed expectations, and we're raising our outlook for this basket to $1.15 billion in 2026 given the strong momentum, market share gains, and positive customer response. Our relentless focus on cash generation has allowed us to improve our net leverage ratio faster than planned, ending the year at 3.6x, well on our way to under 3x in 2027. Elanco is excited about our new era of growth built on a proven track record of consistent execution, with a robust pipeline and a highly engaged team to continue transforming animal care and delivering long-term value for our shareholders."

Select Business Highlights Since the Last Earnings Call
•Received USDA approval for Befrena™, a new anti-IL31 monoclonal antibody (mAb) injection targeting canine allergic and atopic dermatitis; recommended at a dosing interval of 6 to 8 weeks post-treatment vs. 4 to 8 weeks for the current market competitor
•Credelio Quattro™ achieved continued dollar share gains of broad-spectrum sales out of U.S. vet clinics in Q4, at the same pace as in Q3**; Australian approval received in February as Advocate™ Ultra Chew
•Achieved Zenrelia™ use in approximately 50% of U.S. clinics and double-digit share of the U.S. JAK market exiting December**; efficacy driving global momentum and share gains, with approximately 40% share of JAK market in Brazil, over 30% share in Japan, over 10% share in the U.K., and double-digit share in France, Italy, and Spain, outperforming the competitive entrant***
•Experior® 2025 sales over $200 million, up nearly 80% year over year; AdTab™ continued robust growth trajectory with Q4 sales up over 50% year over year

**Per Kynetec Q3 and Q4 data
***Internal estimates based on multiple data sources

Select Investor Day Highlights (December 2025)
•Detailed three-year outlook with annual mid-single digit top-line organic constant currency growth driven by a consistent flow of high-impact innovation, high-single digit Adjusted EBITDA growth and low double-digit Adjusted EPS growth, all starting in 2026
•Expecting free cash flow of at least $1 billion over the period from 2026 through 2028, and further net leverage ratio improvement to <3x in 2027, with a long-term target of 2.0x to 2.5x
•Expected innovation revenue contribution of approximately $1.1 billion in 2026 -- now raised to $1.15 billion -- with aims to double revenue from ‘Big 6’ blockbuster potential products by 2028
•Expecting five to six blockbuster-potential approvals over the next six years. Two in-house technology development platforms contributing to next wave innovation pipeline: monoclonal antibody discovery and immuno-therapeutics
•Announced intended closure of German animal R&D facility and targeted reduction to manufacturing workforce along with increased investment in Elanco Innovation Laboratories at Indiana headquarters and continued investments in U.S. manufacturing with greater clarity on U.S. tariffs and accelerated USDA regulatory timelines. This includes an accelerated conditional approval pathway for a potential first-in-class immuno-therapeutic major pet blockbuster, expected in the next two to three years
•Outlined Elanco Ascend productivity initiative expected to deliver $200 million to $250 million in Adjusted EBITDA savings by 2030, with approximately 30% achieved in 2026
•Announced restructuring as part of Elanco Ascend to support margin expansion, optimize footprint and further increase innovation capacity. Approximately $155 million recorded as restructuring costs in the fourth quarter, of which $116 million is related to expected cash-based costs. An additional $25 million to $30 million of costs are anticipated in 2026, a majority of which are expected to be non-cash costs. Expecting savings of approximately $25 million in 2026 and approximately $60 million in 2027

Financial Highlights

Fourth Quarter Results (dollars in millions, except per share amounts)	2025	2024	Change (%)	Organic CC Growth(1) (%)

Pet Health	$489	$439	11%	9%
Farm Animal	$640	$570	12%	10%
Cattle	$296	$253	17%	15%
Poultry	$237	$213	11%	8%
Swine	$107	$104	3%	1%
Contract Manufacturing and Other (2)	$15	$11	36%
Total Revenue	$1,144	$1,020	12%	9%
Gross Profit	$589	$519	13%
Reported Net Loss	$(276)	$(8)	NM
Adjusted EBITDA	$189	$177	7%
Reported EPS	$(0.56)	$(0.02)	NM
Adjusted EPS	$0.13	$0.14	(7)%

Full Year Results (dollars in millions, except per share amounts)	2025	2024	Change (%)	Organic CC Growth(1) (%)

Pet Health	$2,300	$2,143	7%	7%
Farm Animal	$2,362	$2,250	5%	8%
Cattle	$1,125	$1,007	12%	11%
Poultry	$858	$796	8%	7%
Swine	$379	$366	4%	3%
Aqua	$—	$81	(100)%
Contract Manufacturing and Other (2)	$53	$46	15%
Total Revenue	$4,715	$4,439	6%	7%
Gross Profit	$2,593	$2,436	6%
Reported Net (Loss) Income	$(232)	$338	NM
Adjusted EBITDA	$901	$910	(1)%
Reported EPS	$(0.47)	$0.68	NM
Adjusted EPS	$0.94	$0.91	3%
(1) Organic CC Growth = Represents revenue growth excluding the impacts from prior year divestiture of the aqua business, which was divested July 9, 2024, royalty revenue that was sold to a third party and the impact of foreign exchange rates.
(2) Primarily represents revenue from arrangements in which the company manufactures products on behalf of a third party and royalty revenue. Sold royalty revenue to which the company is no longer entitled, totaled $9 million and $19 million, for the three and twelve months ended December 31, 2025, respectively.
Numbers may not add due to rounding.
NM - Not meaningful.

Fourth Quarter Results
In the fourth quarter of 2025, revenue was $1,144 million, an increase of 12% on a reported basis and a 9% increase on an organic constant currency basis, compared with the fourth quarter of 2024.

Pet Health revenue was $489 million, an increase of 11% on a reported basis and a 9% increase on an organic constant currency basis, with a 1% increase from price in the quarter. The year over year increase in the fourth quarter was primarily driven by new products, including Credelio Quattro and Zenrelia. The Advantage® Family of products and Seresto contributed revenue of $84 million and $52 million, respectively.

Farm Animal revenue was $640 million, a 12% increase on a reported basis and a 10% increase on an organic constant currency basis. In addition to a 2% contribution from price in the fourth quarter of 2025, growth was also driven by increased volumes across cattle and poultry, led by Experior in U.S. cattle and strength in U.S. and European poultry sales.

Gross profit was $589 million, or 51.5% of revenue in the fourth quarter of 2025. Gross profit as a percent of revenue increased 60 basis points, primarily driven by price, increased sales volumes, and mix benefits, which were partially offset by higher manufacturing costs. On an adjusted basis, gross profit was $581 million and gross margin percentage was 51.2% in the fourth quarter of 2025, a 30 basis point increase compared to the fourth quarter of 2024.

Total operating expenses were $431 million for the fourth quarter of 2025, a 13% increase compared to the fourth quarter of 2024. Marketing, selling and administrative expenses increased 13% to $338 million, driven by investments to support the company's expanding pet health business and people related expenses. Research and development expenses increased 15% to $93 million driven by pipeline investments.

Asset impairment, restructuring, and other special charges were $202 million in the fourth quarter of 2025, compared to $7 million in the fourth quarter of 2024. The company recorded $155 million of charges in the fourth quarter of 2025 associated with our recently announced restructuring plan, of which $116 million related to expected cash-based severance costs and $39 million related primarily to non-cash impairment charges associated with facilities the company plans to exit in Monheim, Germany, and Kansas City, Kansas. The company also recorded a $47 million impairment of a marketed product intangible asset during the fourth quarter of 2025 due to a decline in projected sales of a product group acquired in a past acquisition.

Net interest expense was $80 million in the fourth quarter of 2025, an increase of 74% as compared to the fourth quarter of 2024. This increase was primarily driven by $20 million related to refinancing costs and the write-off of previously deferred debt issuance costs and $13 million of imputed interest on the company's liability related to the lotilaner U.S. royalty monetization. Adjusted net interest expense, which excludes these two items, was $47 million in the fourth quarter of 2025, an increase of $1 million compared to the fourth quarter of 2024. As of September 30, 2025, the interest benefits being amortized from past interest rate swap settlements were fully realized, resulting in increased interest expense that was mostly offset by the impact of lower outstanding debt balances.

Other income was $4 million in the fourth quarter of 2025 on a reported basis, driven by foreign currency gains, compared to other expense of $6 million in the fourth quarter of 2024, which was driven by foreign currency losses and the impairment of a previously divested R&D platform.

The reported effective tax rate was (6.5)% in the fourth quarter of 2025 compared to 84.5% in the fourth quarter of 2024. The adjusted effective tax rate was 39.9% in the fourth quarter of 2025 as compared to 26.2% in the fourth quarter of 2024.

Net loss for the fourth quarter of 2025 was $276 million, or $0.56 per diluted share on a reported basis, compared with a net loss of $8 million and $0.02 per diluted share for the same period in 2024. On an adjusted basis, net income for the fourth quarter of 2025 was $64 million, or $0.13 per diluted share, as compared to $72 million, or $0.14 per diluted share, for the fourth quarter of 2024.

Adjusted EBITDA was $189 million in the fourth quarter of 2025, an increase of 7% compared to the fourth quarter of 2024. Adjusted EBITDA margin was 16.7%, compared with 17.4% for the fourth quarter of 2024.

Working Capital and Balance Sheet
Cash provided by operations was $108 million in the fourth quarter of 2025 compared to $177 million in the fourth quarter of 2024. The decrease in cash from operations in the fourth quarter of 2025 reflects expected cash tax payments primarily related to the 2024 divestiture of the Aqua business partially offset by improvements in net working capital.

As of December 31, 2025, Elanco’s net leverage ratio was 3.6x adjusted EBITDA, a reduction of 0.1x to September 30, 2025.

Financial Guidance
Elanco is providing financial guidance for the full year 2026, summarized in the following table, subject to the assumptions described below:

2026 Full Year (dollars in millions, except per share amounts)	Guidance

Revenue (1)	$4,950	to	$5,020
Adjusted EBITDA	$955	to	$985
Adjusted Earnings per Share	$1.00	to	$1.06
(1) Revenue guidance excludes royalty revenue that was sold to a third party.
For the full year, the company expects a $55 million tailwind from foreign exchange rates compared to prior year. Excluding the impacts of foreign exchange rates and royalty revenue sold to a third party, the company expects revenue growth of 4% to 6%. Guidance includes an accelerating contribution from price compared to the prior year. Adjusted EBITDA guidance reflects savings from the Elanco Ascend initiative as well as incremental strategic investment in the global launches of the company's innovation portfolio and advancement of the R&D pipeline.

"We are entering 2026 with positive momentum, and strong confidence in our IPP strategy to drive continued execution and value creation," said Bob VanHimbergen, Executive Vice President and CFO of Elanco. "Our full-year outlook is balanced and consistent with the framework provided at our December Investor Day. We anticipate sustainable, competitive revenue growth as our innovation portfolio scales globally, on top of a stabilizing base. This innovation, combined with strategic pricing, helps to insulate us from broader macro pressures. Elanco Ascend, our productivity initiative, is on track to enable adjusted EBITDA margin expansion starting this year. We expect accelerating free cash flow over the next three years to further strengthen our balance sheet and improve our net leverage ratio."

2026 First Quarter (dollars in millions, except per share amounts)	Guidance

Revenue (1)	$1,280	to	$1,305
Adjusted EBITDA	$290	to	$310
Adjusted Earnings per Share	$0.33	to	$0.36
(1) Revenue guidance excludes royalty revenue that was sold to a third party.
In the first quarter, the company expects a $40 million tailwind from foreign exchange rates compared to prior year. Excluding the impacts of foreign exchange rates and royalty revenue sold to a third party, the company expects 4% to 6% revenue growth. The company expects operating expenses up 7% year over year (4% in constant currency) including strategic investment in the global launches of the innovation portfolio.

The 2026 full year and first quarter financial guidance reflects foreign exchange rates as of earlier this month. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

A reconciliation of forward-looking non-GAAP measures, including adjusted EPS, adjusted EBITDA and adjusted EBITDA margin guidance, to the most directly comparable GAAP measures is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, Elanco is not, without unreasonable effort, able to reliably predict the impact of net interest expense; income tax expense/benefit; depreciation and amortization charges; asset impairment, restructure and other special charges; sold royalty revenue; and other adjustments. In addition, Elanco believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. These items are uncertain, depend on various factors and may have a material impact on future GAAP results. See "Cautionary Statement Regarding Forward-Looking Statements" and "Use of Non-GAAP Financial Measures."

WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern Time today, during which company executives will review fourth quarter and full year 2025 financial and operational results, provide financial guidance for the full year and first quarter of 2026, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://

investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/events-and-presentations/default.aspx#module-event-upcoming.
ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With more than 70 years of animal health heritage, we are committed to breaking boundaries and going beyond to help our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our purpose – to Go Beyond for Animals, Customers, Society and Our People. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2026 full year and first quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D), regulatory approval and licensing efforts;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;
•consolidation of our customers and distributors;
•an increased use of alternative distribution channels or changes within existing distribution channels;
•our dependence on the success of our top products;
•our ability to complete acquisitions and divestitures and to successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•manufacturing problems and capacity imbalances, including at our contract manufacturers;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence in our business;
•our dependence on sophisticated information technology systems and infrastructure, including the use of third-party, cloud-based technologies, and the impact of outages or breaches of the information technology systems and infrastructure we rely on;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;

•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility and changes in our credit ratings that lead to higher borrowing expenses and restrict access to credit;
•changes in interest rates that adversely affect our earnings and cash flows;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to foreign and domestic economic, political, legal and business environments;
•risks related to foreign currency exchange rate fluctuations;
•risks related to underfunded pension plan liabilities;
•our current plan not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to tax expense or exposures;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;
•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to tariffs, trade protection measures or other modifications of foreign trade policy;
•the impact of litigation, regulatory investigations and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information;
•risks related to environmental, health and safety laws and regulations; and
•inability to achieve our aspirations or meet the expectations of stakeholders with respect to environmental, social and governance matters.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue growth excluding the impact of divestitures, foreign exchange rate effects and royalty revenue sold to a third party; EBITDA; adjusted EBITDA; adjusted EBITDA margin; adjusted net income; adjusted EPS; adjusted gross profit; adjusted gross margin; net debt and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or divestiture or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.
Additional Information
We define innovation revenue as revenue from new products, lifecycle management and certain geographic expansions and business development transactions that is incremental in reference to product revenue in 2020 and does not include the expected impact of cannibalization on the base portfolio.
We define organic constant currency revenue growth as revenue growth excluding the impacts from our prior year divestiture of the aqua business, which was divested on July 9, 2024, royalty revenue that was sold to a third party and the impact of foreign exchange rates.

Elanco Animal Health Incorporated
Unaudited Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$1,144	$1,020	$4,715	$4,439
Cost of sales	555	501	2,122	2,003
Gross profit	589	519	2,593	2,436
Research and development	93	81	368	344
Marketing, selling and administrative	338	300	1,430	1,314
Amortization of intangible assets	139	130	543	527
Asset impairment, restructuring and other special charges	202	7	237	150
Gain on divestiture	—	—	—	(640)
Interest expense, net of capitalized interest	80	46	220	235
Other (income) expense, net	(4)	6	19	18
(Loss) income before income taxes	(259)	(51)	(224)	488
Income tax expense (benefit)	17	(43)	8	150
Net (loss) income	$(276)	$(8)	$(232)	$338
(Loss) earnings per share:
Basic	$(0.56)	$(0.02)	$(0.47)	$0.68
Diluted	$(0.56)	$(0.02)	$(0.47)	$0.68
Weighted average shares outstanding:
Basic	496.9	494.4	496.4	494.0
Diluted	496.9	494.4	496.4	497.3

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We use non-GAAP financial measures, such as organic constant currency revenue growth, adjusted gross profit, adjusted gross margin percentage, adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA and adjusted EBITDA margin and net debt and net debt leverage, that differ from financial measures reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors assess and analyze our operational results and trends of our ongoing operations. Management also uses these non-GAAP measures internally to evaluate the performance of the business and in making resource allocation decisions. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables below.
Adjusted Gross Profit and Gross Margin Percentage
We define gross profit as total revenue less cost of sales. We define adjusted gross profit as gross profit less royalty revenue sold to a third party, less cost of sales adjustments. We define adjusted gross margin percentage as adjusted gross profit divided by total revenue, less royalty revenue sold to a third party. The following is a reconciliation of GAAP reported gross profit for the three months and years ended December 31, 2025 and 2024, to adjusted gross profit and adjusted gross margin percentage:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP reported gross profit	$589	$519	$2,593	$2,436
Sold royalty revenue	(9)	—	(19)	—
Cost of sales adjustments	1	—	2	—
Adjusted gross profit	$581	$519	$2,576	$2,436
Adjusted gross margin percentage	51.2%	50.9%	54.9%	54.9%

Adjusted Net Income and Earnings Per Share
We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, the impacts from sales of future revenues, gains and losses on mark-to-market adjustments on equity securities, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items. We define adjusted earnings per share as adjusted net income divided by the number of weighted-average diluted shares outstanding for the applicable period. The following is a reconciliation of GAAP reported loss and EPS for three months ended December 31, 2025 and 2024, to adjusted net income and EPS:

	Three Months Ended December 31, 2025		Three Months Ended December 31, 2024
	Net (loss) income (a)	EPS	Net (loss) income (a)	EPS
GAAP reported net loss and EPS	$(276)	$(0.56)	$(8)	$(0.02)
Cost of sales adjustments	1	0.00	—	—
Amortization of intangible assets	139	0.28	130	0.26
Asset impairment, restructuring and other special charges (1)	202	0.40	7	0.02
Sold royalty revenue	(9)	(0.02)	—	—
Interest expense, net of capitalized interest (2)	33	0.08	—	—
Other (income) expense, net (3)	—	—	11	0.02
Income tax expense (benefit) (4)	(26)	(0.05)	(69)	(0.14)
Adjusted net income and EPS (5)	$64	$0.13	$72	$0.14
(a)Adjustments to GAAP reported net loss to arrive at adjusted net income for the three months ended December 31, 2025 and 2024, included the following:

(1)Adjustments of $202 million for the three months ended December 31, 2025, primarily represented $155 million of charges associated with our 2025 Restructuring Plan and a $47 million impairment of a marketed product intangible asset due to a decline in future projected sales of a product group acquired in a past acquisition.
(2)Adjustments of $33 million for the three months ended December 31, 2025, principally included $20 million of refinancing costs associated with our October 2025 debt refinancing, including the write-off of previously deferred debt issuance costs and $13 million of imputed interest on our liability for sale of future revenue.
(3)Adjustments of $11 million for the three months ended December 31, 2024, primarily consisted of an $8 million write-down of the retained equity interest in our previously divested BiomEdit R&D platform and the impact of hyperinflationary accounting in Turkey.
(4)Adjustments of $26 million for the three months ended December 31, 2025 primarily represented the income tax expense associated with the adjusted items discussed above, partially offset by an $18 million decrease in the valuation allowance recorded against our deferred tax assets. Adjustments of $69 million for the three months ended December 31, 2024, represent the income tax expense associated with the adjusted items discussed above, partially offset by an $81 million increase in the valuation allowance recorded against our deferred tax assets during the period.
(5)During the three months ended December 31, 2025 and 2024, we reported a GAAP net loss and thus, potential dilutive common shares were not assumed to have been issued since their effect was anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have had an anti-dilutive effect, and diluted weighted-average shares outstanding for purposes of calculating adjusted EPS include 8.6 million and 4.0 million, respectively, of common stock equivalents.

The following is a reconciliation of GAAP reported net (loss) income and EPS for the years ended December 31, 2025 and 2024, to adjusted net income and EPS:

	Year Ended December 31, 2025		Year Ended December 31, 2024
	Net (Loss) Income (a)	EPS	Net Income (a)	EPS
GAAP reported net (loss) income and EPS	$(232)	$(0.47)	$338	$0.68
Cost of sales adjustments	2	0.00	—	—
Amortization of intangible assets	543	1.08	527	1.06
Asset impairment, restructuring and other special charges (1)	237	0.47	150	0.30
Sold royalty revenue	(19)	(0.04)	—	—
Gain on divestiture	—	—	(640)	(1.29)
Interest expense, net of capitalized interest (2)	61	0.12	12	0.03
Other expense, net (3)	5	0.01	15	0.03
Income tax expense (4)	(124)	(0.23)	50	0.10
Adjusted net income and EPS (5)	$473	$0.94	$452	$0.91
The table above reflects only line items with non-GAAP adjustments. Numbers may not add due to rounding.
(a)Adjustments to GAAP reported net (loss) income to arrive at adjusted net income for the years ended December 31, 2025 and 2024, included the following:
(1)Adjustments of $237 million for the year ended December 31, 2025, primarily included $155 million of charges associated with the 2025 Restructuring Plan, a $47 million impairment of a marketed product intangible asset due to a decline in future projected sales of a product group acquired in a past acquisition, and $16 million of impairment charges related to two early-stage capital projects that were indefinitely suspended. Adjustments of $150 million for the year ended December 31, 2024, principally included impairment charges of $53 million related to an IPR&D asset and $15 million tied to the financial difficulties of a former contract manufacturing supply partner, $44 million of costs associated with our 2024 Restructuring Plan and $18 million of transaction costs related to the sale of our aqua business.
(2)Adjustments of $61 million for the year ended December 31, 2025, were primarily comprised of $20 million of refinancing costs associated with our October 2025 debt refinancing, including the write-off of previously deferred debt issuance costs and $33 million of imputed interest on our liability for sale of future revenue. Adjustments of $12 million for the year ended December 31, 2024, were attributable to the write-off of previously deferred debt issuance costs associated with our Term Loan debt, given accelerated principal repayments made in 2024.
(3)Adjustments of $15 million in 2024 primarily consisted of an $8 million write-down of the retained equity interest in our previously divested BiomEdit R&D platform and the impact of hyperinflationary accounting in Turkey.
(4)Adjustments of $124 million for the year ended December 31, 2025, primarily represented the income tax expense associated with the adjusted items discussed above, and to a lesser extent, $11 million of discrete tax impacts from the remeasurement of certain deferred tax positions due to foreign tax rate changes. These adjustments were partially offset by $42 million of discrete tax impacts primarily related to a worthless stock deduction during the first quarter of 2025 and an $18 million decrease in the valuation allowance recorded against our deferred tax assets. Adjustments of $50 million for the year ended December 31, 2024, represent the income tax expense associated with the gain on divestiture of our aqua business ($170 million), offset by the income tax effects associated with the other adjusted items reflected above and a decrease in the valuation allowance recorded against our deferred tax assets during the period ($77 million).
(5)During the year ended December 31, 2025, we reported a GAAP net loss and thus, potential dilutive common shares were not assumed to have been issued since their effect was anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have had an anti-dilutive effect, and diluted weighted-average shares outstanding for purposes of calculating adjusted EPS include 6.0 million of common stock equivalents.

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt financing charges and imputed interest on our liability for sale of future revenue, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sales of assets and related costs, facility exit costs, revenue sold to a third party, gains and losses on mark-to-market adjustments on equity securities, and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with GAAP and its reconciliation to net income (loss), enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of GAAP reported net (loss) income for the three months and years ended December 31, 2025 and 2024, to EBITDA, adjusted EBITDA and adjusted EBITDA margin, which we define as adjusted EBITDA divided by total revenue, less royalty revenue sold to a third party, for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Reported net (loss) income	$(276)	$(8)	$(232)	$338
Net interest expense	80	46	220	235
Income tax expense (benefit)	17	(43)	8	150
Depreciation and amortization	174	164	680	662
EBITDA	$(5)	$159	$676	$1,385
Non-GAAP Adjustments:
Cost of sales	$1	$—	$2	$—
Asset impairment, restructuring and other special charges	202	7	237	150
Sold royalty revenue	(9)	—	(19)	—
Gain on divestiture	—	—	—	(640)
Other (income) expense, net	—	11	5	15
Adjusted EBITDA	$189	$177	$901	$910
Adjusted EBITDA Margin	16.7%	17.4%	19.2%	20.5%
Numbers may not add due to rounding.

Gross and Net Debt and Net Leverage Ratio
We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define net debt as gross debt less cash and cash equivalents and finance lease liabilities on the balance sheet. We define our net leverage ratio as net debt divided by our trailing twelve month adjusted EBITDA. We believe our net debt and net leverage ratio are important measures to monitor our financial flexibility, liquidity and capital structure and may enhance investors' understanding of our ability to meet future financial obligations. In addition, a net leverage ratio is a financial measure that is frequently used by investors and creditors. The below calculations do not include covenant-related adjustments that reduce our net leverage ratio. The following is a reconciliation of gross debt to net debt as of December 31, 2025:

Long-term debt	$3,943
Current portion of long-term debt	74
Less: Unamortized debt issuance costs	(28)
Total gross debt	4,045
Less: Cash and cash equivalents	545
Less: Finance lease liabilities	255
Net Debt	$3,245
The following table presents a calculation of our net leverage ratio as of December 31, 2025:

Net debt	$3,245
Trailing twelve month adjusted EBITDA	901
Net leverage ratio	3.6